UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 24, 2012
 Date of Report (Date of earliest event reported)

S&W SEED COMPANY
(Exact Name of Company as Specified in Its Charter)

Nevada	001-347129	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

25552 South Butte Avenue
Five Points, CA    93624
(Address of Principal Executive Offices Including Zip Code)

(559) 884-2535
(Company's Telephone Number, Including Area Code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 20, 2012, S&W Seed Company (the "Company") entered into a Securities Purchase Agreement with Riley McCormack with respect to the purchase and sale of 600,000 unregistered shares of the Company's common stock. The agreement provided for an aggregate purchase price of $5.85 per share and a closing date of September 24, 2012. Under the Agreement, the Company granted piggyback registration rights to the investor. The closing was subject to standard closing conditions.

Item 3.01.    Unregistered Sales of Equity Securities.

On September 24, 2012, the Company sold 600,000 unregistered shares of its common stock for an aggregate purchase price of $3,510,000, or $5.85 per share, to one accredited investor. The parties priced the transaction on September 20, 2012, based on the closing price of the Company's common stock on that date, which was $6.02. Accordingly, the purchase price represented a 2.8% discount from the market price. No commissions or other payments were made to third parties in connection with this transaction.

The Company issued the common stock in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(2) thereof relating to sales by an issuer not involving any public offering. The Section 4(2) exemption was predicated on the fact that the sale was made to one sophisticated, accredited investor who was familiar with the Company's business and who had access to business and financial information about the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Senior Vice President and Chief Financial Officer

Date: September 24, 2012

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